News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Announces Third Quarter 2022 Results

Highlights

●Third quarter U.S. GAAP diluted earnings per share of $1.24 vs. 54 cents in 2021; company recorded a gain on the Russian business disposal during third quarter of 2022
●Third quarter comparable diluted earnings per share of 75 cents vs. 94 cents in 2021
●Completed sale of Russian business operations; $530 million in cash proceeds used for debt reduction
●Global beverage can shipments up 5.7% in third quarter, excluding Russia
●Strong aerospace backlog and contracts won-not-booked of $3.0 billion and $4.6 billion, respectively
●Developed and executed plan to enable at least $150 million of combined fixed and variable cost savings in 2023
●Beyond 2022, positioned business to achieve long-term diluted earnings per share growth goal of 10 to 15 percent, inclusive of divested Russian operating earnings headwind

WESTMINSTER, Colo., November 3, 2022 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, third quarter 2022 net earnings attributable to the corporation of $392 million (including a net after-tax gain of $154 million, or 49 cents per diluted share for business consolidation and other non-comparable items, including the gain on disposal for the Russian beverage packaging operations) or diluted earnings per share of $1.24, on sales of $3.95 billion, compared to $179 million net earnings attributable to the corporation, or 54 cents per diluted share (including net after-tax charges of $134 million, or 40 cents per diluted share for business consolidation and other non-comparable items) on sales of $3.55 billion in 2021. Results for the first nine months of 2022 were net earnings attributable to the corporation of $664 million, or $2.07 per diluted share, on sales of $11.80 billion compared to $581 million, or $1.75 per diluted share, on sales of $10.14 billion for the first nine months of 2021.

Ball’s third quarter and year-to-date 2022 comparable diluted earnings per share were 75 cents and $2.34, respectively, versus third quarter and year-to-date 2021 comparable diluted earnings per share of 94 cents and $2.52, respectively. The impact of unfavorable foreign exchange translation on comparable net earnings was 3 cents per diluted share in third quarter of 2022, and 7 cents per diluted share for the first nine months of 2022.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped except where specifically referenced otherwise. Beginning in the fourth quarter of 2022, year-over-year global and EMEA segment volume data will exclude the impact of the Russian beverage can business sale completed in third quarter of 2022.

“Our year-to-date comparable net earnings reflect resilient global demand for our sustainable aluminum beverage and personal care packaging solutions, up 3.2 percent and 11.2 percent, respectively, and solid aerospace segment performance, offset by inflation and unfavorable foreign exchange translation headwinds. During the quarter, we proactively prepared the business for continued macroeconomic volatility by executing a comprehensive fixed and variable cost-out plan. In 2023, the cost-out plan benefits of at least $150 million will more than offset the loss of operating earnings from the recently divested Russian beverage can business and will be complemented by net contractual inflationary cost pass through across all of our packaging businesses throughout 2023 and beyond. Our recent actions will reinforce Ball’s durable growth characteristics, significantly improve our cost structure, maximize cash and EVA generation, and improve our financial performance in 2023 and beyond,” said Daniel W. Fisher, president and CEO.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for the third quarter 2022 were $205 million on sales of $1.80 billion compared to $186 million on sales of $1.52 billion during the same period in 2021. For the first nine months, segment comparable operating earnings were $543 million on sales of $5.18 billion compared to $519 million on sales of $4.34 billion during the same period in 2021. Year-over-year sales reflect the contractual pass through of higher aluminum costs.

Third quarter segment comparable operating earnings improved year-over-year due to higher volume offset by the impact of higher manufacturing and inflationary costs and unfavorable customer mix. Segment volumes increased 2.5 percent in the third quarter and aluminum beverage packaging continues to be more resilient than other substrates. Despite this favorable trend, customer demand continues to be lower than expectations driven by higher year-over-year retail prices impacting consumer demand, particularly in the U.S.

In response to lower than expected near-term demand and to optimize low-cost production across our North American manufacturing footprint, during the quarter the company announced permanently ceasing production at the company’s Phoenix, Arizona, and St. Paul, Minnesota, facilities, in the fourth quarter of 2022, and the first quarter of 2023, respectively, resulting in approximately $65 million of fixed cost savings largely in 2023 and beyond.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for third quarter 2022 were $82 million on sales of $1.03 billion compared to $125 million on sales of $937 million during the same period in 2021. For the first nine months, segment comparable operating earnings were $311 million on sales of $3.11 billion compared to $349 million on sales of $2.64 billion during the same period in 2021. Year-over-year sales reflect higher shipments and the contractual pass through of higher aluminum costs offset by unfavorable foreign exchange translation and the sale of the Russian operations during the third quarter of 2022. Historical results for the Russian operations will continue to be reflected in beverage packaging, EMEA segment results. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

Third quarter segment comparable operating earnings decreased versus the same period in 2021 and reflect 5.5 percent segment volume growth being more than offset by unfavorable currency translation, the impact of higher inflation, energy costs and supply chain disruptions across the region and unfavorable year-over-year performance in the Russian business ahead of the sale. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth. Given strong regional demand, the construction of new beverage can manufacturing facilities in the U.K. and Czech Republic remain on track and will enable further growth for sustainable aluminum beverage packaging across the region. Projects are supported by long-term contracts with improved contractual terms and conditions. In advance of new production coming online in EMEA, imports from the company’s joint venture beverage can manufacturing facility in Saudi Arabia supplemented existing production capabilities across Europe during the quarter.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for third quarter 2022 were $67 million on sales of $466 million compared to $74 million on sales of $462 million in 2021. For the first nine months, comparable segment operating earnings were $197 million on sales of $1.49 billion compared to $245 million on sales of $1.40 billion during the same period in 2021. Year-over-year sales reflect lower revenue recognition volumes, the contractual pass through of higher aluminum costs and regional price/mix. Third quarter segment comparable operating earnings decreased year-over-year and reflect unfavorable regional customer/product mix and fixed cost absorption in Brazil.

Demand trends across the company’s South American operations remain favorable as we enter the summer selling season and shipments during the third quarter were up 5.2 percent. During the quarter, the company permanently ceased operations at its Santa Cruz, Brazil, beverage can manufacturing facility to further optimize low-cost production across our broad Brazilian manufacturing footprint. This action will generate approximately $10 million of fixed cost savings and aid supply/demand balance across Brazil.

Aerospace

Aerospace segment comparable operating earnings for third quarter 2022 were $47 million on sales of $477 million compared to $46 million on sales of $498 million in 2021. Third quarter backlog reached $3.0 billion, and contracts won, but not yet booked into backlog, ended the quarter at $4.6 billion. For the first nine months, segment comparable operating earnings were $126 million on sales of $1.47 billion compared to $115 million on sales of $1.38 billion during the same period in 2021.

Third quarter segment comparable operating earnings reflect solid execution on existing and new programs offset by supply chain inefficiencies. The segment continues to leverage its talent, manufacturing and test capabilities, engineering, and support workspace to secure additional defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, reconnaissance and surveillance customers.

In mid-November, the joint NASA and NOAA Earth observation JPSS-2 satellite with the Ball-built OMPS (Ozone Mapping Profiler Suite) is scheduled to launch from Vandenberg Space Force Base. Ball’s contributions to the JPSS series of satellites reinforces our commitment to delivering extreme weather data, weather forecasts and ozone measurements to develop climate models and monitor global ozone and atmospheric temperature. Because of its wide swath, the satellite will observe every spot on Earth at least twice daily.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s aluminum cup business continue to be reported in other non-reportable.

Third quarter 2022 results reflect higher year-over-year undistributed corporate expenses, higher aluminum cup demand in food service channels, 12.2 percent volume growth for extruded aluminum bottles and aerosol containers and 46.7 percent volume growth in the other non-reportable beverage can manufacturing facilities where certain production is being exported to support EMEA segment demand prior to new capital projects coming online in 2022. During the quarter, the company’s global aluminum aerosol customers continued to pursue next generation lightweight sustainable personal care packaging solutions and the company entered an alliance with Boomerang Water to expand usage of refillable aluminum bottled water at closed-loop venues.

Outlook

“We are focused on cost, cash and capital management. The successful completion of the Russian business sale allows us to incrementally de-leverage and focus regional resources on improving operational performance. We are controlling the things we can control in today’s global economic and geopolitical environment. Demand continues to be quite resilient and supports the durability of our earnings and cash generation. We remain well-positioned for growth and returning value to shareholders,” said Scott C. Morrison, executive vice president and chief financial officer.

“We continue to actively manage our businesses through the lens of Drive for 10 and EVA to execute cost-out initiatives, ensure tight supply/demand balance across our global plant network and benefit from contractual inflationary cost recovery to achieve our long-term diluted earnings per share growth goal over time, generate cash and return value to shareholders. Our aluminum product portfolio and aerospace technologies and offerings remain resilient and bolster our prospects for improved sustainable performance in 2023 and the years ahead,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 24,300 people worldwide and reported 2021 net sales of $13.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its third quarter 2022 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 877-302-3634. International callers should dial +1 303-223-0113. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/8sqwbnpk

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on November 3, 2022, until 11 a.m. Mountain time on November 10, 2022. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22020834. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally.

# # #

Condensed Financial Statements (Third Quarter 2022)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2022	2021	2022	2021

Net sales	$3,951	$3,553	$11,801	$10,137

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(3,275)	(2,851)	(9,736)	(8,104)
Depreciation and amortization	(157)	(175)	(510)	(515)
Selling, general and administrative	(159)	(148)	(506)	(471)
Business consolidation and other activities	163	(141)	(23)	(136)
	(3,428)	(3,315)	(10,775)	(9,226)

Earnings before interest and taxes	523	238	1,026	911

Interest expense	(79)	(68)	(216)	(201)
Debt refinancing and other costs	-	(1)	(2)	(1)
Total interest expense	(79)	(69)	(218)	(202)
Earnings before taxes	444	169	808	709
Tax (provision) benefit	(38)	2	(139)	(146)
Equity in results of affiliates, net of tax	(12)	8	7	18

Net earnings	394	179	676	581

Net earnings attributable to noncontrolling interests, net of tax	2	-	12	-

Net earnings attributable to Ball Corporation	$392	$179	$664	$581

Earnings per share:
Basic	$1.25	$0.55	$2.09	$1.78
Diluted	$1.24	$0.54	$2.07	$1.75

Weighted average shares outstanding (000s):
Basic	314,054	325,876	317,296	327,097
Diluted	317,061	331,595	321,222	332,938

Condensed Financial Statements (Third Quarter 2022)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2022	2021

Cash Flows from Operating Activities:
Net earnings	$676	$581
Depreciation and amortization	510	515
Business consolidation and other activities	23	136
Deferred tax provision (benefit)	(23)	34
Other, net	(278)	(142)
Changes in working capital	(1,132)	(248)
Cash provided by (used in) operating activities	(224)	876
Cash Flows from Investing Activities:
Capital expenditures	(1,262)	(1,204)
Business dispositions, net of cash sold	748	111
Other, net	62	(11)
Cash provided by (used in) investing activities	(452)	(1,104)
Cash Flows from Financing Activities:
Changes in borrowings, net	1,418	846
Net issuances (purchases) of common stock	(592)	(325)
Dividends	(191)	(164)
Other, net	(12)	(30)
Cash provided by (used in) financing activities	623	327
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(30)	(22)
Change in cash, cash equivalents and restricted cash	(83)	77
Cash, cash equivalents and restricted cash - beginning of period	579	1,381
Cash, cash equivalents and restricted cash - end of period	$496	$1,458

Condensed Financial Statements (Third Quarter 2022)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2022	2021

Assets
Current assets
Cash and cash equivalents	$473	$1,446
Receivables, net	2,877	2,489
Inventories, net	2,201	1,638
Other current assets	261	344
Total current assets	5,812	5,917
Property, plant and equipment, net	6,738	6,170
Goodwill	4,119	4,407
Intangible assets, net	1,410	1,732
Other assets	1,974	1,906

Total assets	$20,053	$20,132

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$470	$762
Payables and other accrued liabilities	5,719	5,369
Total current liabilities	6,189	6,131
Long-term debt	8,363	7,755
Other long-term liabilities	1,952	2,481
Equity	3,549	3,765

Total liabilities and equity	$20,053	$20,132

Notes to the Condensed Financial Statements (Third Quarter 2022)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and throughout the Asia Pacific region; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

As part of the company’s process to continually evaluate the useful lives of its property, plant and equipment, the company utilized a third-party appraiser to assist in this evaluation, which was performed as a result of the company’s experience with the duration over which the equipment and buildings of its aluminum packaging and aerospace businesses can be utilized. Effective July 1, 2022, Ball revised the estimated useful lives of its manufacturing equipment, buildings and certain assembly and test equipment, which resulted in a net reduction in depreciation expense of approximately $24 million ($18 million after tax, or $0.06 per diluted share) for the three and nine months ended September 30, 2022, as compared to the amount of depreciation expense that would have been recognized by utilizing the prior depreciable lives. This change in useful lives is expected to reduce depreciation expense by approximately $48 million ($36 million after tax, or $0.11 per diluted share) for the year ending December 31, 2022.

In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total consideration of $530 million in cash and recorded a gain on disposal of $222 million in business consolidation and other activities. The cash proceeds from this sale were received in the third quarter of 2022 and are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statements of cash flows for the nine months ended September 30, 2022. In connection with this sale, Ball entered into a call option agreement that is contingently exercisable between 2025 and 2032, and if it becomes exercisable, will provide Ball the right to repurchase the business subject to the status of sanctions and certain other contingencies outside of Ball’s control. The exercise price varies based on a formula, as defined in the option agreement, and as a result is not determinable at this time. Ball’s operations and results of the Russian aluminum packaging business is included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball performed an expected cash flow recoverability analysis, using an income valuation approach with various scenarios, including a near-term sale of the business, to estimate the fair value of the long-lived assets, and recorded an impairment loss of $435 million during the second quarter of 2022. This non-cash charge was presented in business consolidation and other activities.

Notes to the Condensed Financial Statements (Third Quarter 2022)

1. Business Segment Information (continued)

During the first quarter of 2022, Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack to Sonoco, a global provider of consumer, industrial, healthcare and protective packaging, for total consideration of approximately $298 million, which is presented in business consolidation and other activities in the unaudited condensed consolidated statement of earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2022	2021	2022	2021

Net sales
Beverage packaging, North and Central America	$1,800	$1,519	$5,184	$4,339
Beverage packaging, EMEA (a)	1,031	937	3,106	2,639
Beverage packaging, South America	466	462	1,494	1,401
Aerospace	477	498	1,471	1,381
Reportable segment sales	3,774	3,416	11,255	9,760
Other	177	137	546	377
Net sales	$3,951	$3,553	$11,801	$10,137

Comparable operating earnings
Beverage packaging, North and Central America	$205	$186	$543	$519
Beverage packaging, EMEA (a)	82	125	311	349
Beverage packaging, South America	67	74	197	245
Aerospace	47	46	126	115
Reportable segment comparable operating earnings	401	431	1,177	1,228

Other (b)	(8)	(14)	(26)	(67)
Comparable operating earnings	393	417	1,151	1,161
Reconciling items
Business consolidation and other activities	163	(141)	(23)	(136)
Amortization of acquired Rexam intangibles	(33)	(38)	(102)	(114)
Earnings before interest and taxes	$523	$238	$1,026	$911

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business.
(b)	Includes undistributed corporate expenses, net, of $25 million and $17 million for the three months ended September 30, 2022 and 2021, respectively, and $73 million and $71 million for the nine months ended September 30, 2022 and 2021, respectively.

For a summary of the results of the Russian aluminum packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three and nine months ended September 30, 2022 and 2021, please see below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2022	2021	2022	2021

Net sales
Russia	$173	$163	$554	$440
Non-Russia	858	774	2,552	2,199
Beverage packaging, EMEA, segment	$1,031	$937	$3,106	$2,639

Comparable operating earnings
Russia	$14	$34	$86	$97
Non-Russia	68	91	225	252
Beverage packaging, EMEA, segment	$82	$125	$311	$349

Notes to the Condensed Financial Statements (Third Quarter 2022)

1. Business Segment Information (continued)

Net sales and comparable operating earnings for the Russian aluminum packaging business for the three months ended December 31, 2021, was $154 million and $31 million, respectively, and the same figures for the year ended December 31, 2021, were $594 million and $129 million, respectively, $156 million and $32 million for the three months ended March 31, 2022, respectively, and $226 million and $40 million for the three months ended June 30, 2022, respectively. Net sales and comparable operating earnings for the non-Russian components of the beverage packaging, EMEA, segment for the three months ended December 31, 2021, were $716 million and $72 million, respectively, and the same figures were $2.9 billion and $323 million for the year ended December 31, 2021, respectively, $786 million and $68 million for the three months ended March 31, 2022, respectively, and $907 million and $89 million for the three months ended June 30, 2022, respectively. The Russian sales and comparable operating earnings figures in the above tables include historical support by Russia for non-Russian regions.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2022	2021	2022	2021

Net earnings attributable to Ball Corporation	$392	$179	$664	$581
Business consolidation and other activities	(163)	141	23	136
Amortization of acquired Rexam intangibles	33	38	102	114
Share of equity method affiliate non-comparable costs, net of tax	-	(3)	-	3
Debt refinancing and other costs	-	1	2	1
Non-comparable tax items	(24)	(43)	(38)	5
Comparable Net Earnings	$238	$313	$753	$840
Comparable diluted earnings per share	$0.75	$0.94	$2.34	$2.52

Notes to the Condensed Financial Statements (Third Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2022	2021	2022	2021

Net earnings attributable to Ball Corporation	$392	$179	$664	$581
Net earnings attributable to noncontrolling interests, net of tax	2	-	12	-
Net earnings	394	179	676	581
Equity in results of affiliates, net of tax	12	(8)	(7)	(18)
Tax provision (benefit)	38	(2)	139	146
Earnings before taxes	444	169	808	709
Total interest expense	79	69	218	202
Earnings before interest and taxes	523	238	1,026	911
Business consolidation and other activities	(163)	141	23	136
Amortization of acquired Rexam intangibles	33	38	102	114
Comparable Operating Earnings	$393	$417	$1,151	$1,161

Notes to the Condensed Financial Statements (Third Quarter 2022)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Nine	Add: Nine
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2021	2021	2022	2022

Net earnings attributable to Ball Corporation	$878	$581	$664	$961
Net earnings attributable to noncontrolling interests, net of tax	-	-	12	12
Net earnings	878	581	676	973
Equity in results of affiliates, net of tax	(26)	(18)	(7)	(15)
Tax provision (benefit)	156	146	139	149
Earnings before taxes	1,008	709	808	1,107
Total interest expense	283	202	218	299
Earnings before interest and taxes	1,291	911	1,026	1,406
Business consolidation and other activities	142	136	23	29
Amortization of acquired Rexam intangibles	152	114	102	140
Comparable Operating Earnings	1,585	1,161	1,151	1,575
Depreciation and amortization	700	515	510	695
Amortization of acquired Rexam intangibles	(152)	(114)	(102)	(140)
Comparable EBITDA	$2,133	$1,562	$1,559	$2,130

Total interest expense	$(283)	$(202)	$(218)	$(299)
Debt refinancing and other costs	13	1	2	14
Interest expense	$(270)	$(201)	$(216)	$(285)

Total debt at period end				$8,833
Cash and cash equivalents				(473)
Net Debt				$8,360

Comparable EBITDA/Interest Expense (Interest Coverage)				7.5	x
Net Debt/Comparable EBITDA				3.9	x

Notes to the Condensed Financial Statements (Third Quarter 2022)

3. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2022	2021	2022	2021

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(34)	$-	$(34)	$-
Cost-out plan activities (2)	(2)	-	(2)	-
Individually insignificant items	-	-	(1)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(21)	(21)
Total beverage packaging, North and Central America	(43)	(7)	(58)	(22)

Beverage packaging, EMEA
Business consolidation and other activities
Sale of Russian aluminum beverage packaging business (3)	219	-	(216)	-
Cost-out plan activities (2)	(6)	-	(6)	-
Facility closure costs	-	(2)	-	(5)
Individually insignificant items	1	-	(3)	-
Other non-comparable items
Amortization of acquired Rexam intangibles	(12)	(16)	(41)	(49)
Total beverage packaging, EMEA	202	(18)	(266)	(54)

Beverage packaging, South America
Business consolidation and other activities
Facility closure costs (4)	(8)	(4)	(8)	(4)
Dispute with regional customer (5)	-	-	(22)	-
Brazilian indirect taxes	-	-	-	22
Individually insignificant items	(1)	(5)	(1)	(7)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(42)	(42)
Total beverage packaging, South America	(23)	(23)	(73)	(31)

Other
Business consolidation and other activities
Sale of equity method investment in Metalpack (6)	-	-	298	-
Cost-out plan activities (2)	(6)	-	(6)	-
Donation to The Ball Foundation (7)	-	-	(30)	-
Metalpack loan repayment (8)	-	-	16	-
Net Russian ruble currency movements (3)	-	-	(5)	-
Pension settlements	-	(130)	-	(130)
Sale of equity method investment in South Korea	-	-	-	(5)
Individually insignificant items	-	-	(3)	(6)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax	-	3	-	(3)
Amortization of acquired Rexam intangibles	-	(1)	2	(2)
Debt extinguishment and refinance costs	-	(1)	(2)	(1)
Total other	(6)	(129)	270	(147)

Notes to the Condensed Financial Statements (Third Quarter 2022)

Total business consolidation and other activities	163	(141)	(23)	(136)
Total other non-comparable items	(33)	(36)	(104)	(118)
Total non-comparable items	130	(177)	(127)	(254)

Impact of U.K. tax rate change	-	-	-	(57)
Discrete non-comparable tax items (9)	(1)	(3)	5	(4)
Tax effect on business consolidation and other activities	17	35	5	26
Tax effect on other non-comparable items	8	11	28	30
Total non-comparable tax items	24	43	38	(5)
Total non-comparable items, net of tax	$154	$(134)	$(89)	$(259)

(1)	In the third quarter of 2022, Ball announced the closure of its aluminum beverage can manufacturing facilities in Phoenix, Arizona, and St. Paul, Minnesota, which are expected to cease production in the fourth quarter of 2022 and the first quarter of 2023, respectively. The charges for the three and nine months ended September 30, 2022, were composed of estimates for employee severance and benefits, accelerated depreciation and other shutdown costs.

(2)	In the third quarter of 2022, Ball recorded charges for employee severance and employee benefits related to cost-out plan activities.

(3)	During the third quarter of 2022, Ball sold its Russian aluminum beverage packaging business for $530 million of cash and recorded a gain of $222 million. During the second quarter of 2022, Ball recorded a non-cash impairment of $435 million for its Russian long-lived asset group as a result of the Russian invasion of Ukraine. Ball recorded net charges associated with its inability to hedge Russian ruble currency exposures of $3 million and $8 million for the three and nine months ended September 30, 2022, respectively.

(4)	In the third quarter of 2022, Ball ceased production at its aluminum beverage can manufacturing facility in Santa Cruz, Brazil. The charges for the three and nine months ended September 30, 2022, were composed of estimates for employee severance and benefits, accelerated depreciation and facility shutdown costs.

(5)	In July 2022, Ball’s beverage packaging, South America, segment formally notified a regional customer in Brazil of its breach of a long-term committed supply agreement since the first quarter of 2022, inclusive of beverage can and end volume requirements and associated accounts payable with Ball. In the event that satisfactory rectifying action is not taken by the customer, Ball intends to pursue legal action to recover all amounts due and seek damages for non-performance. Ball recorded a charge reflecting an increased risk of not being able to fully collect amounts due from the customer. After recording this charge, Ball has financial exposure on balances due from the customer of $37 million, which are presented in receivables, net, other current assets, and other assets, in its unaudited condensed consolidated balance sheets. Ball considers that losses in the event of an unfavorable outcome to the dispute and any related legal action (or gains in the event of a favorable outcome) would not have a material effect upon its liquidity, results of operations or financial condition.

(6)	Ball sold its remaining 49 percent owned equity method investment in Ball Metalpack and recorded a gain.

(7)	The company donated funds to The Ball Foundation, a non-profit philanthropic organization with efforts to build a better world. The Ball Foundation awards grants to nonprofit organizations primarily in communities where the company operates, focusing on priorities related to education, recycling, and disaster relief and preparedness.

(8)	Ball recorded a gain from Ball Metalpack’s repayment of a loan which was formerly fully reserved.

(9)	During first quarter of 2022, Ball recorded a benefit for a reduction in the deferred tax liability on the investment in its Russian business which was partially offset by a charge to settle a tax dispute in Uruguay.